Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned hereby acknowledge and agree, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed in one or more counterparts.

June 24, 2024

L.I.A. PURE CAPITAL LTD.

	By:	/s/ Kfir Silberman
	Name:	Kfir Silberman
	Title:	Authorized Person

KFIR SILBERMAN

/s/ Kfir Silberman